Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ASSA ABLOY INC.

FITACQUISITION, INC.

and

ACTIVIDENTITY CORPORATION

Dated as of October 11, 2010

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 11, 2010 by and among ASSA ABLOY Inc., an Oregon corporation (“Parent”), FitAcquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ActivIdentity Corporation, a Delaware corporation (the “Company”).  All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS:

A.            The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the Delaware General Corporation law (the “DGCL”) upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder and the consummation of the Merger upon the terms and subject to the conditions set forth herein and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement in accordance with the DGCL.

B.            The respective boards of directors of each of Parent and Merger Sub have (i) declared it advisable to enter into this Agreement and (ii) approved the execution and delivery of this Agreement, performance of their respective obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

C.            Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1           Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement containing provisions that require any counter-party(ies) thereto (and any of its (their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its (their) representatives named therein) than the terms of the Confidentiality Agreement.  For the avoidance of doubt, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Merger) involving:

(a)           any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than ten percent (10%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than ten percent (10%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer;

(b)           any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than ten percent (10%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); or

(c)           any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than ten percent (10%) of the Company Common Stock outstanding after giving effect to the consummation of such transaction.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or the State of New York, or is a day on which banking institutions located in the State of California or the State of New York are authorized or required by Law or other governmental action to close.

“COBRA” shall mean Title 10 of the Consolidated Omnibus Budget Reconciliation Act of 1985, originally enacted as Pub. L. No. 99-272, and Code Sections 4980B(f) and (g) and part 6 of subtitle B of title I of ERISA, as added by COBRA (as amended), and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.  Any reference to a specific section of the Code herein shall include such section, any valid regulation or IRS guidance promulgated thereunder and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Company Available Net Cash” shall mean cash, cash equivalents and marketable securities (each as defined by GAAP and consistent with methodologies used in the Company’s most recently filed Form 10-Q prior to the date hereof) of the Company and its Subsidiaries, minus (a) indebtedness for borrowed money of the Company and its Subsidiaries, (b) the amount, if any, owed or accrued and not paid by the Company to its outside advisors (financial, legal, accounting and other) in respect of services in connection with the Merger, (c) all fees and expenses payable by the Company or any of its Subsidiaries in respect of any and all regulatory filings in connection with this Agreement and the consummation of the transactions contemplated hereby or in respect of any consent, waiver or approval contemplated by Article VI and (d) all payables of the Company or any of its Subsidiaries past due (outside of the ordinary course of business consistent with the past practices of the Company) other than such payables which are being contested by the Company or such Subsidiary in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; provided, however, that (x) any Company Available Net Cash that was subject to exchange rate fluctuations will be calculated assuming exchange rates in effect as of the date hereof, and (y) the value of any marketable securities that are held by the Company on the date hereof shall be determined as of the date hereof.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2010, in the form included in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the period ended June 30, 2010.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company, together with the Preferred Stock purchase rights appurtenant thereto issued under the Company Rights Plan.

“Company Intellectual Property” shall mean the Intellectual Property Rights owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

“Company Intellectual Property Agreements” shall mean, collectively, In-Licenses and Out-Licenses.

“Company Material Adverse Effect” shall mean any effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(a)           general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b)           conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c)           conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(d)           political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f)            any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(g)           changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(h)           changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (in each case, in and of it self, and excluding the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(i)            any matters set forth in the Company Disclosure Letter;

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (a) through (e) and (g) above (by themselves or when aggregated or taken together with any and all other such matters) disproportionately affect in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, only to the extent of such disproportionate effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur).

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Products” shall mean all products produced, marketed, licensed, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

“Company Rights Plan” shall mean the Stockholder Rights Agreement, dated as of July 25, 2008, between the Company and American Stock Transfer & Trust Company LLC, as rights agent.

“Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than Company Options.

“Company Stock Plans” shall mean (a) the Company’s 2002 Stock Option Plan and 2004 Equity Incentive Plan and (b) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

“Company Stockholders” shall mean holders of shares of Company Capital Stock.

“Company Termination Fee” shall mean an amount in cash equal to $5.0 million.

“Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” under this Agreement except that all references therein to “ten percent (10%)” shall be references to “fifty percent (50%).”

“Continuing Employees” shall mean all current and former employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company at the request of Parent or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent.

“Contract” shall mean any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean any Laws (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.  Any reference to a specific section of ERISA herein shall include such section, any valid regulation promulgated thereunder and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 3.2, Section 3.3, Section 3.4 and Section 3.7.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” shall mean any and all rights associated with or arising under any of the following anywhere in the world (whether statutory, common law or otherwise):  (a)  patents and applications therefor (“Patents”); (b) copyrights, copyrights registrations and applications therefor, rights in databases, and all other corresponding works of authorship, however denominated (“Copyrights”) including all Copyrights in and to Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter; (c) rights in industrial designs and any registrations and applications therefore; (d) trademarks, trade names, logos and service marks, and registrations and applications therefor (“Trademarks”); (e) trade secret rights and corresponding rights in confidential business and technical information and know-how (“Trade Secrets”) including Trade Secrets in and to: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, knowhow, ideas, creations, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), (ii) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials, (iii) customer, vendor and distributor lists, contact and registration information and correspondence, and (iv) specifications, designs, models, devices, prototypes, schematics and development tools; (f) domain names and internet addresses, including registrations thereof and applications therefore; and (g) any similar or equivalent rights to any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of (a) Grant Evans, Jacques Kerrest and Alexander Craig for all matters, after consultation with outside counsel with respect to intellectual property and litigation matters, and (b) John Boyer, Jerome Becquart, Eric Tocatlian, Karl Weintz and Suzanne Stewart with respect to their respective functional areas at the Company.

“Law” shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Legal Proceeding” shall mean any lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

“Nasdaq” shall mean the NASDAQ Global Market, any successor stock exchange or inter-dealer quotation system operated by The NASDAQ Stock Market, Inc. or any successor thereto.

“Non-Fundamental Representations” shall mean the representations and warranties of the Company set forth in Article III other than the Fundamental Representations.

“Open Source License” shall mean any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the Reciprocal Public License, GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the GNU Affero General Public License, the MIT license, the Eclipse Public License, the Common Public Attribution License (CPAL), the Common Development and Distribution License (CDDL), the Mozilla Public License, the Academic Free License,  the BSD license and the Apache Server License.

“Open Source Software” shall mean any Software that is licensed pursuant to an Open Source License, whether or not source code is available or included in such license.

“Permitted Liens” shall mean any of the following: (a) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (e) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (f) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; and (g) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its current or former Subsidiaries.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, corporation (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Registered Intellectual Property” shall mean any or all of the following Company Intellectual Property:  (a) all registered, and applications to register, Trademarks; (b) all issued Patents and Patents applications; (c) all registered, and application to register, Copyrights; and (d) all domain names owned or held in the name of Company or its Subsidiaries.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Software” shall mean all computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code or object code form, including libraries, subroutines and other components thereof.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any written binding Acquisition Proposal for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after reasonable consultation with its independent financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the timing and likelihood of consummation of such Acquisition Transaction, would be more favorable to the Company Stockholders (in their capacity as such) than the Merger, and such Person’s obligation to consummate such Acquisition Transaction is not contingent upon such Person’s ability to obtain financing; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “ten percent (10%)” in the definition of “Acquisition Transaction” shall be references to “one hundred percent (100%).”

“Tax” shall mean any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

1.2           Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Assets	3.14
Capitalization Date	3.7(a)
Certificate of Incorporation	2.5(a)
Certificate of Merger	2.2
Certificates	2.8(c)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	6.5(a)
Company Disclosure Letter	Article III
Company Plans	6.11(c)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Software	3.16(d)
Company Stock-Based Award Consideration	2.7(d)
Company Stockholder Meeting	6.4(a)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1
Databases	1.1
D&O Insurance	6.10(c)
Delaware Secretary of State	2.2
DGCL	Recitals
Dissenting Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.18(a)
ERISA Affiliate	3.18(a)
Exchange Fund	2.8(b)
Export Approvals	3.23(a)
FCPA	3.24
Indemnified Persons	6.10(a)

Term	Section Reference
In-Licenses	3.13(a)(xii)
International Employee Plans	3.18(l)
Leased Real Property	3.15(b)
Leases	3.13(a)(xi)
Material Contract	3.13(a)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.11(d)
Option Consideration	2.7(e)
Other Required Company Filing or Other Required Company Filings	3.32(a)
Out-Licenses	3.13(a)(xiii)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Plans	6.11(c)
Patents	1.1
Payment Agent	2.8(a)
Per Share Price	2.7(a)(ii)
Proxy Statement	3.32(a)
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
SEC Clearance Date	6.3(b)
Significant Customer	3.27(a)
Significant Supplier	3.27(b)
Subsidiary Securities	3.8(c)
Superior Proposal Notice	8.1(h)
Surviving Corporation	2.1
Systems	3.16(l)
Tax Returns	3.17(a)
Termination Date	8.1(c)
Trade Secrets	1.1
Trademarks	1.1
Uncertificated Shares	2.8(c)

1.3           Certain Interpretations.

(a)           Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)           Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)           The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)           When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)           Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f)            Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g)           The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II
THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger.  The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2           The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger, in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”).  The Merger shall become effective at the time of filing of the Certificate of Merger or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time as the Merger becomes effective being referred to herein as the “Effective Time”).

2.3           The Closing.  The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wiggin and Dana at 450 Lexington Avenue, #3800, New York, New York 10017, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing.  The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5           Certificate of Incorporation and Bylaws.

(a)           Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 6.10(a), the certificate of incorporation of the Company (the “Certificate of Incorporation”) shall be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.10(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “ActivIdentity Corporation.”

(b)           Bylaws.  At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.10(a)).

2.6           Directors and Officers.

(a)           Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)           Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7           Effect on Capital Stock.

(a)           Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(i)            each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub shall thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii)           each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than Owned Company Shares and, to the extent provided in Section 2.7(c), Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $3.25 (the “Per Share Price”), without interest thereon, in accordance with the provisions of Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in accordance with the provisions of in Section 2.10); and

(iii)          each share of Company Common Stock owned by Parent or Merger Sub, or by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub, in each case immediately prior to the Effective Time (“Owned Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b)           Adjustment to Per Share Price.  The Per Share Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)           Dissenting Shares.

(i)            Notwithstanding any provision of this Agreement to the contrary, other than Section 2.7(a)(ii), any shares of Company Common Stock held by a holder who has perfected a demand for appraisal rights for such shares pursuant to Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost the right to appraisal under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive the Per Share Price pursuant to Section 2.7(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(ii)           Notwithstanding the provisions of Section 2.7(c)(i), if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal right, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Per Share Price as set forth in Section 2.7(a), without interest thereon.

(iii)          The Company shall give Parent (A) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal rights and (B) the opportunity to participate in and direct all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal rights of Company Common Stock or offer to settle or settle any such demands.

(d)           Company Stock-Based Awards.  Parent shall not assume any Company Stock-Based Awards and at the Effective Time each Company Stock-Based Award outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to (x) the number of shares of Company Common Stock subject to the Company Stock-Based Award multiplied by (y) the Per Share Price (the “Company Stock-Based Award Consideration”).  With respect to any outstanding performance-based Company Stock-Based Award, the number of shares of Company Common Stock subject to such Company Stock-Based Award for purposes of (x) above shall be deemed to be one hundred percent (100%) of the target number of shares of Company Common Stock subject to such Company Stock-Based Award (as set forth in the applicable award agreement).  As soon as practicable (and in no event more than fourteen (14) calendar days) following the Closing, the Company shall pay to each holder of a Company Stock-Based Awards the Company Stock-Based Consideration (if any), less withholding for all taxes required to be paid to any such holder of a Company Stock-Based Award pursuant to this Section 2.7(d).  The cancellation of a Company Stock-Based Award as provided in the first sentence of this Section 2.7(d) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Stock-Based Award.

(e)           Company Options.  Parent shall not assume any Company Options and at the Effective Time each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the excess, if any, of (x) (A) the Per Share Price above (B) the exercise price per share attributable to such Company Option, multiplied by (y) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”).  As soon as practicable (and in no event more than fourteen (14) calendar days) following the Closing, the Company shall pay to each holder of a Company Option the Option Consideration (if any), less withholding for all taxes required to be paid to any such holder of a Company Option pursuant to this Section 2.7(e).  The cancellation of a Company Option as provided in the first sentence of this Section 2.7(e) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.

(f)            Termination of Company Stock Plans.  Conditional upon the Closing, the Company shall take all appropriate or necessary steps to effect the termination of each Company Stock Plan as of the Effective Time so that, following the Effective Time, there shall be no outstanding Company Stock-Based Awards.

2.8           Exchange of Certificates.

(a)           Payment Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)           Exchange Fund.  Prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock and holders of Company Stock-Based Awards and Company Options become entitled under this Article II.  Until disbursed in accordance with the terms and conditions of this Agreement, such funds (the “Exchange Fund”) shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation or in deposit accounts, certificates of deposit or banker’s acceptances of, or repurchase or reverse repurchase agreements with, commercial banks, each of which has capital exceeding $500 million based on the most recent financial statements of the banks which are then publicly available.  Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of the holders of Company Common Stock, Company Stock-Based Awards or Company Options.  To the extent that there are any losses with respect to any investments of the Exchange Fund, the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, or all or any portion of the Exchange Fund is unavailable to promptly pay the cash amounts contemplated by this Article II for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II.

(c)           Payment Procedures.  Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Owned Company Shares) and (ii) uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Per Share Price pursuant to Section 2.7 (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and (y) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article II.  Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive promptly in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate that were converted into the right to receive the Per Share Price pursuant to Section 2.7 by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled.  Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive promptly in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Per Share Price pursuant to Section 2.7 by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled.  The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8.  Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d)           Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e)           Required Withholding.  Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Stock-Based Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign Tax Laws.  To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)            No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)           Distribution of Exchange Fund to Parent.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is six (6) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article II.

2.9           No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of Uncertificated Shares or a Certificate theretofore representing any shares of Company Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with the provisions of Section 2.7.  The Per Share Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10         Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as Parent or the Surviving Corporation may require as indemnity against claims that may be made with respect to such Certificates, the Per Share Price payable in respect thereof pursuant to Section 2.7.

2.11         Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1           Organization; Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect.  The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is not in violation of the Certificate of Incorporation or its bylaws, except for such violations that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.2                                 Corporate Power; Enforceability.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, to consummate the Merger.  The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder or, subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

3.3                                 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a)                                  The Company Board (excluding any director that was excluded and did not vote or consent due to conflicts of interest) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by this Company of its covenants and obligations hereunder and the consummation of the Merger upon the terms and conditions contained set forth herein and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL (the “Company Board Recommendation”).

(b)                                 The Company has received the opinion of Foros Securities LLC to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Per Share Price to be received in the Merger is fair from a financial point of view to the stockholders of the Company.  The Company shall deliver executed copies of such written opinion to Parent promptly upon receipt thereof solely for informational purposes.

(c)                                  Assuming that the representations of Parent and Merger Sub set forth in Section 4.7 are true and correct, the Company Board has taken all necessary actions such that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger contemplated by this Agreement.

3.4                                 Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary under applicable Law, the Certificate of Incorporation and the Company’s bylaws to adopt this Agreement and to consummate the Merger.

3.5                                 Non-Contravention.  The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the Merger do not and will not (a) violate or conflict with any provision of the Certificate of Incorporation or bylaws of the Company, (b) violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract or material permit to which the Company or any of its properties or assets may be bound, (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or (d) result in the creation of any lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations under this Agreement.

3.6                                 Requisite Governmental Approvals.  No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement or the consummation of the Merger, except (a) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations under this Agreement.

3.7                                 Company Capitalization.

(a)                                  The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Company Preferred Stock.  As of the close of business in San Francisco, California on October 7, 2010 (the “Capitalization Date”):  (x) 47,153,535 shares of Company Common Stock were issued and outstanding; (y) no shares of Company Preferred Stock were issued and outstanding; and (z) no shares of Company Capital Stock were held by the Company as treasury shares.  All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)                                 As of the close of business on the Capitalization Date, there were 4,644,059 shares of Company Common Stock reserved for future issuance under the Company Stock Plans.  As of the close of business on the Capitalization Date, there were outstanding

Company Options to purchase 8,924,447 shares of Company Common Stock, 820,592 Company Stock-Based Awards and warrants to purchase 2,000,000 shares of Company Common Stock and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, Company Stock-Based Awards or warrants to purchase shares of Company Common Stock other than as permitted by this Agreement.

(c)                                  Except as set forth in this Section 3.7, there are (i) no outstanding shares of Company Capital Stock, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of Company Capital Stock or other equity or voting interest in the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any Company Capital Stock, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Company Capital Stock, or other equity or voting interest in the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any Company Capital Stock, or other equity or voting interest (including any voting debt) in the Company (the items in clauses (i), (ii), (iii) and (iv), together with the Company Capital Stock, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company to make any payments based on the price or value of any Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  All issued and outstanding Company Securities were issued in compliance with all applicable Laws and all requirements set forth in applicable Contracts.

(d)                                 Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

3.8                                 Subsidiaries.

(a)                                  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States); (ii) each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets; (iii) each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States); and (iv) none of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other constituent documents.  Section 3.8 of the Company Disclosure Letter contains a complete and accurate list of all former Subsidiaries of the Company, including, for each such Subsidiary, its name, jurisdiction of organization, principal place of business and a description of how such Subsidiary ceased to be a Subsidiary of the Company.

(b)                                 All of the outstanding capital stock of, or other equity or voting interest in, each of the Company’s Subsidiaries (i) have been duly authorized, validly issued and are fully paid and nonassessable and free of any preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent any such Subsidiary from conducting its respective business as of the Effective Time in substantially the same manner such business is conducted on the date hereof.

(c)                                  There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (ii) options, warrants or other rights obligating the Company or any of its Subsidiaries to acquire from any Subsidiaries of the Company, or that obligates any Subsidiaries of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiaries of the Company, (iii) obligations of any Subsidiaries of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiaries of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiaries of the Company to make any payments based on the price or value of any Subsidiary Securities.  Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates any Subsidiaries of the Company to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  All Subsidiary Securities are owned by the Company.  Other than the Company’s ownership interest in its Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible or exchangeable for, capital stock of, or other equity or voting interests of any nature in, any other Person.  Except with respect to any dividend or other distribution that would result in such Subsidiary becoming insolvent, there is no restriction, whether by virtue of any Contract, Law or otherwise, on the ability of any Subsidiary of the Company from making any dividend or other distribution to the Company.

3.9                                 Company SEC Reports.  Since January 1, 2007, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”).  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report.  Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.10                           Company Financial Statements.

(a)                                  The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b)                                 The accounts receivable shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices and represented bona fide claims against debtors for sales and other charges. The accounts receivable of the Company and its Subsidiaries arising after the date of the Company Balance Sheet and before the Closing Date arose or will arise in the ordinary course of business, consistent with past practices, and represented or shall represent bona fide claims against debtors for sales and other charges.  No material amount of accounts receivable is contingent upon the performance by the Company or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement.  No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

(c)                                  The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and

(iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.  The Company has in place disclosure controls and procedures that are sufficient in all material respects to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.  To the Knowledge of the Company, neither the Company nor the Company’s independent auditors has identified or been made aware of (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (y) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

3.11                           No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred in the ordinary course of business consistent with past practice and (d) liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.12                           Absence of Certain Changes.

(a)                                  Since June 30, 2010 through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect that is continuing.

(b)                                 Since June 30, 2010 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 if proposed to be taken after the date hereof.

3.13                           Material Contracts.

(a)                                  For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement:

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, taken as whole;

(ii)                                  any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) that carries an aggregate annual base salary and target bonus in excess of $250,000;

(iii)                               any Contract that involves any director or executive officer of the Company, or any of their Affiliates (other than the Company or its Subsidiaries) or immediate family members, or holder of more than 5% of the Company Securities (other than indemnification, compensation, employment or other similar arrangements);

(iv)                              any Contract containing any covenant (A) limiting the right of the Company or any of its Affiliates to engage in any material line of business or to compete with any Person in any line of business that is or could reasonably be expected to be material to the Company or (B) prohibiting the Company or any of its Affiliates from engaging in business with any Person, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Affiliates upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(v)                                 any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business or other assets (whether by merger, sale of stock, sale of assets or otherwise) which has any obligations which have not been satisfied or performed and which was not entered into in the ordinary course of business consistent with past practice;

(vi)                              any joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(vii)                           any Contract related to sales or product distribution (except for any Contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $250,000);

(viii)                        any Contract providing for the development of any Intellectual Property Rights, other than any such Contracts entered into in the ordinary course of business consistent with past practice;

(ix)                                any Contract providing for indemnification or guarantee of the obligations of any third party that would be material to the Company and its Subsidiaries, taken as a whole, other than any such Contracts entered into in the ordinary course of business consistent with past practice;

(x)                                   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $250,000 individually or $1,000,000 in the aggregate, other than (A) accounts receivables and payables and (B) loans to, from or between direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(xi)                                any lease, sublease or other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the “Leases”), which provide for rental payments in excess of $250,000 annually;

(xii)                             any Contract under which the Company or any of its Subsidiaries is granted a right or license to any third party’s Intellectual Property Rights used in the Company Products and that are material to the operation of the Company’s business (“In-Licenses”);

(xiii)                          any Contract under which the Company or any of its Subsidiaries has granted to any third party any licenses or rights under any Company Intellectual Property (except for any Contracts in which either the aggregate noncontingent payments to or by the Company are not in excess of $250,000) (“Out-Licenses”);

(xiv)                         any Contract that (A) contains most favored customer pricing provisions which are material to the Company and its Subsidiaries, taken as a whole, or (B) grants any exclusive rights or rights of first refusal which are material to the Company and its Subsidiaries, taken as a whole;

(xv)                            any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(xvi)                         any settlement agreement in respect of a Legal Proceeding, other than (A) releases immaterial in nature or amount, (B) settlement agreements that contemplate the making of a cash payment not in excess of $1,000,000 as to such settlement or (C) settlement agreements that contemplate the making of a cash payment to the Company or any of its Subsidiaries; and

(xvii)                      any Contract the termination or breach of which has had or would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.

(b)                                 Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement.

(c)                                  Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, enforceable against the Company (and/or each such Subsidiary of the Company party thereto) in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity, and neither the Company nor any of its Subsidiaries party thereto nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, the Company has not received any written notice from any counterparty that (x) such counterparty intends to terminate, or not to exercise renewal rights to, any Material Contract or (y) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

3.14                           Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets, free and clear of all liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.15                           Real Property.

(a)                                  Neither the Company nor any of its current or former Subsidiaries owns, or has ever owned, any real property.

(b)                                 The Company and/or its Subsidiaries have and own valid leasehold estates in the real property subject to the Leases (such property, the “Leased Real Property”), free and clear of all liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Section 3.15(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases or other agreements under which the Company or any of its current or former Subsidiaries has granted to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property.

3.16                           Intellectual Property.

(a)                                  Section 3.16 of the Company Disclosure Letter contains a complete and accurate list of all (i) Patents owned and applied for by Company, and (ii) In-Licenses for third party Software incorporated into the Company Products.

(b)                                 The Company has filed all currently or previously required affidavits, responses, recordations, certificates and other documents and taken all currently or previously required actions (including making applicable payments) for the purposes of obtaining, maintaining, perfecting, preserving and renewing the Registered Intellectual Property owned by the Company and its validity and enforceability, except for any such filings or actions the failure of which to make or do would not have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, all such Registered Intellectual Property (that is not an application) is valid and enforceable in all material respects.

(c)                                  The Company Intellectual Property is owned by or exclusively licensed to the Company or its Subsidiaries free and clear of all liens other than (i) Permitted Liens or (ii) encumbrances, restrictions or other obligations arising under any of the Company Intellectual Property Agreements.  The Company (or one of its Subsidiaries) is the sole owner or exclusive licensee of all Company Intellectual Property, and the Company and its Subsidiaries have not granted (nor allowed any third party to retain) any exclusive rights to any Company Intellectual Property and are under no obligation to grant any such licenses.

(d)                                 Each of the Company and its Subsidiaries is in actual possession of or has necessary control over the source code for all Software owned by it or exclusively licensed to it in source code form (“Company Software”).  The Company or its Subsidiaries are in possession of all documentation (including all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of Company Software currently used, or that is being designed and/or developed for use, in the businesses of the Company or any of its Subsidiaries.

(e)                                  The Company and its Subsidiaries has taken commercially reasonable steps to protect the confidentiality of material confidential information that they wish to, or obligated by third parties to, protect as Trade Secrets and, to the Knowledge of the Company, there is no misappropriation from the Company or any of its Subsidiaries of material Trade Secrets by any third party.

(f)                                    To the Knowledge of the Company, the operation of the Company’s or its Subsidiaries’ business has not and does not as currently conducted infringe upon, misappropriate, disclose without authorization or otherwise violate the Intellectual Property Rights of any third party.

(g)                                 To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(h)                                 As of the date of this Agreement, there is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened in writing, that alleges that the conduct of the Company’s or any of its Subsidiaries’ business infringes or violates the Intellectual Property Rights of any third party.  As of the date of this Agreement, there is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened in writing, that challenges the validity, enforceability or the Company’s ownership of any Company Intellectual Property.

(i)                                     The execution and delivery of this Agreement and the consummation of the Merger will not because of any Company Intellectual Property Agreements result in a grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent (or any of its Affiliates).

(j)                                     To the Knowledge of the Company, the Company and each of its Subsidiaries has complied with its respective privacy policies relating to the use, collection,

storage, disclosure, disposition and transfer of any personally identifiable information of third parties collected by the Company or any such Subsidiary, except for such noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(k)                                  To the Knowledge of the Company, the Company or its Subsidiaries own, license or otherwise have rights to all the Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(l)                                     The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries (collectively, “Systems”) are reasonably sufficient for the existing needs of the Company and its Subsidiaries.  To the Knowledge of the Company, (i) the Systems are substantially free of any material defects, bugs and errors, and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials and (ii) there has been no unauthorized access to or breach of the Systems and no unauthorized, deletion, modification or additions to the data and information stored within such Systems.

(m)                               The use by the Company or any of its Subsidiaries of any Open Source Software does not (i) obligate the Company or any of its Subsidiaries (as a condition to the license or otherwise) to (A) disclose or distribute in source code form any portion of the Software owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries from a third party without the right from such third party to do the foregoing, (B) license or otherwise make available on a royalty-free basis any portion of the Software owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries from a third party without the right from such third party to do the foregoing, (C) grant to any Person any patent rights, including non-assertion rights, owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries from a third party without the right from such third party to do the foregoing or (D) permit any licensee to modify, make derivative works of, or reverse engineer any portion of the Software owned by the Company or any of its Subsidiaries or licensed to the Company or any of its Subsidiaries from a third party without the right from such third party to do the foregoing or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any Software owned by the Company or any of its Subsidiaries.

(n)                                 To the Knowledge of the Company, no Person who has contributed to the creation, invention, modification or improvement of any Intellectual Property Rights owned by the Company or its Subsidiaries, in whole or in part, was or is under any conflicting obligation with any Person that would adversely affect the Company’s or its Subsidiaries’ title to any such Intellectual Property Rights.

(o)                                 Except as set forth on Section 3.16(o) of the Company Disclosure Letter, all Persons (including current and former employees, contractors and consultants of the Company or its Subsidiaries) who have participated in the creation or development of any Intellectual Property owned by the Company or its Subsidiaries and that is material to the conduct of the Company’s business as currently conducted have executed and delivered to the Company or its Subsidiaries an agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company or its Subsidiaries and (ii) providing for the assignment by such Person to the Company or its Subsidiaries of any Intellectual Property related to such Person’s employment by, engagement by or contract with the Company or its Subsidiaries.  The Company and its Subsidiaries have and have had a policy requiring all current and former employees who create, develop or modify (or who created, developed or modified) any Company Intellectual Property for the Company or such Subsidiaries to execute a confidentiality and assignment agreement prior to, or concurrently with, commencement of their respective employment or engagement with the Company.  With respect to current employees and all employees employed by the Company since June, 2009, such confidentiality and assignment agreements have been substantially in the standard form previously provided to Parent.

3.17                           Tax Matters.

(a)                                  The Company and each of its Subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them, and all such Tax Returns are correct and complete in all material respects, and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid, and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements.  No deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP), nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

(b)                                 The Company and each of its Subsidiaries have timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Taxing authority) all federal and state income taxes, Federal Insurance Contributions Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(c)                                  Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(d)                                 Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

(e)                                  Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011 4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011 4(b)(2).

(f)                                    There is no Legal Proceeding pending or, to the Knowledge of the Company, proposed in writing with respect to Taxes of the Company or its Subsidiaries.

(g)                                 There is no investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed in writing with respect to Taxes of the Company or its Subsidiaries;

(h)                                 Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing or similar agreement, understanding or arrangement that is currently in force and provides for the sharing of Taxes between members that file or have filed their Tax Returns on a consolidated, group, combined or unified basis.

(i)                                     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under United States Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract, or (iii) had at any time any direct or indirect ownership in any partnership, limited liability company, trust, joint venture or other entity.

(j)                                     Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or its Subsidiaries.

(k)                                  To the Knowledge of Company, the Tax Returns of the Company or any of its Subsidiaries delivered to Parent for inspection represent true and complete copies of the filed versions of such Tax Returns.

(l)                                     To the Knowledge of Company, all material written communications to or from any Governmental Authorities with respect to Taxes of the Company or any of its Subsidiaries have been delivered to Parent to the extent such communications relate to (i) an outstanding matter that has not been disclosed on the Company Disclosure Letter or (ii) a material Tax liability that has not been (A) paid or accrued for or (B) otherwise taken into account on the consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports.

(m)                               No claim has ever been made in writing by a taxing authority in a jurisdiction where the Company or its Subsidiaries has never paid Taxes or filed Tax Returns asserting that the either the Company or its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(n)                                 There are no Tax rulings, requests for rulings or closing agreements relating to the Company or its Subsidiaries which could affect the Company’s or any of its Subsidiaries’ liability for Taxes for any taxable period ending after the Closing Date.

(o)                                 All material Taxes which the Company or any of its Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the appropriate taxing authority or accrued, reserved against and entered on the books of the Company or its Subsidiaries.

(p)                                 Except as set forth in Section 3.17(p) of the Company Disclosure Letter, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.  There is no Contract to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

3.18                           Employee Plans.

(a)                                  As used in this Agreement, “Employee Plans” shall mean (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other employment, consulting, management, separation, settlement, retention, expatriation, repatriation, loan, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control and other fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or any former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any Liability.

(b)                                 Section 3.18(b) of the Company Disclosure Letter contains an accurate and complete list of each Employee Plan.  The Company has not established any plan or made any commitment to establish any new Employee Plan to modify any Employee Plan in any material respect (except to the extent required by Law or to conform any such Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Plan.  Section 3.18(b) of the Company Disclosure Letter sets forth a table setting forth for each employee such employee’s name, hiring date, current annual salary, commission, bonus and accrued but unpaid vacation balances of each employee of the Company as of August 31, 2010.  Section 3.18(b) of the Company Disclosure Letter contains an accurate and complete list of all persons that have a consulting or advisory relationship with the Company.

(c)                                  The Company has made available to Parent (i) correct and complete copies of all documents embodying each Employee Plan including all amendments thereto and all related trust documents, (ii) the two most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with any summaries of material modifications thereto required under ERISA with respect to each Employee Plan, (v) all material written agreements and contracts relating to each Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to current or former employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all material correspondence to or from any Governmental Authority relating to any Employee Plan within the past six years, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan, (x) all discrimination tests for each Employee Plan for the three most recent plan years and (xi) the most recent IRS determination or opinion letter issued with respect to each Employee Plan.

(d)                                 At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(e)                                  Each Employee Plan has been maintained, operated and administered in material compliance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(f)                                    Each Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder; and to the Knowledge of the Company, in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing.

(g)                                 As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(h)                                 None of the Company, any of its current or former Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(i)                                     No Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other material retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and, to the Knowledge of the Company, has never represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or as a group) or any other person that such employees or other person would be provided with retiree life insurance, retiree health or other material retiree employee welfare benefits, except to the extent required by statute.

(j)                                     Each Employee Plan that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter, as applicable, from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination or opinion letter, as applicable, that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(k)                                  Neither the execution or delivery of this Agreement by the Company nor the consummation of the Merger will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or any of its current or former Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(l)                                     Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each material Employee Plan that is maintained in any non-U.S. jurisdiction (collectively, the “International Employee Plans”) has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Employee Plan was intended so to qualify).

(m)                               Except as set forth in Section 3.18(m) of the Company Disclosure Letter, each Employee Plan can be amended or terminated after the Effective Time without material liability to the Company or any ERISA Affiliate (other than ordinary administrative expenses).

3.19                           Labor Matters.

(a)                                  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract or trade union agreement (each, a “Collective Bargaining Agreement”).  To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries.  No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries.  There is no strike, lockout, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries.

(b)                                 The Company and its Subsidiaries have complied with applicable Laws and orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety and collective bargaining), except for such noncompliance as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

3.20                           Environmental Matters.  Except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a)                                  The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.  Neither the Company nor any of its current or former Subsidiaries has received any written notice, letter or request for information stating that it may be in violation of Environmental Laws, or liable under any Contract, or pursuant to Environmental Law, for any contamination by Hazardous Substances.

(b)                                 Neither the Company nor any of its current or former Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws.

(c)                                  Neither Company nor any of its current or former Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d)                                 As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or order from, or consent agreement with, any Governmental Authority alleging any liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law.

3.21                           Permits.  The Company and its Subsidiaries are in compliance with the terms of all permits from Governmental Authorities required to conduct their businesses as currently conducted, and no suspension or cancellation of any such permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.22                           Compliance with Laws.  The Company and each of its Subsidiaries is in compliance with all Laws and orders that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and/or its Subsidiaries, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.  No representation or warranty is made in this Section 3.22 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10, (b) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.17, (c) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.18, (d) compliance with labor or employment Law matters, which is exclusively addressed by Section 3.19, (e) compliance with Environmental Laws, which is exclusively addressed by Section 3.20, (f) compliance with export control laws, which is exclusively addressed by Section 3.23 or (g) compliance with the FCPA, which is exclusively addressed by Section 3.24.

3.23                           Export Control Laws.  The Company and each of its current and former Subsidiaries has at all times conducted its export transactions materially in accordance with (a) all applicable and material U.S. export and reexport control Laws and, (b) to the Knowledge of the Company, all other applicable and material import/export controls in other countries in which the Company conducts business.  Without limiting the foregoing:

(a)                                  The Company and each of its Subsidiaries has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b)                                 There are no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against the Company or any of its Subsidiaries with respect to such Export Approvals or with respect to the export control laws of any Governmental Authority; and

(c)                                  No Export Approvals for the transfer of material export licenses to Parent or the Surviving Corporation are required by the consummation of the Merger, or such Export Approvals can be obtained in a reasonable timely manner without material cost.

3.24                           Foreign Corrupt Practices Act.  The Company and each of its Subsidiaries is in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations thereunder and any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”) and, to the Company’s knowledge, none of the Company, its officers, directors, employees and agents has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.  The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

3.25                           Legal Orders; Proceedings.  As of the date hereof, there are no (x) legal orders or (y) Legal Proceedings pending (in which notice or service of process has been received by an employee of the Company) or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case, that (i) seek material injunctive relief against the Company or any of its Subsidiaries and has a reasonable probability of success, (ii) would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement or (iii) would have, individually or in the aggregate, a Company Material Adverse Effect and, in each case, to the Knowledge of the Company, no basis exists therefor.

3.26                           Insurance.  The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business.  All such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, there is no material claim pending under any of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.27                           Customers and Suppliers.

(a)                                  Each customer or distributor who, in either of the years ended September 30, 2009 and 2008, was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Customer”) is listed on Section 3.27(a) of the Company Disclosure Letter.  Neither the Company nor any of its

Subsidiaries has received written notice of termination or written threat of termination from any Significant Customer.

(b)                                 Each supplier who, in either of the years ended September 30, 2009 and 2008, was one of the 20 largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable (each, a “Significant Supplier”) is listed on Section 3.27(b) of the Company Disclosure Letter.  Neither the Company nor any of its Subsidiaries has received written notice of termination or written threat of termination from any Significant Supplier.

3.28                           Related Party Transactions.  Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.29                           Bank Accounts.  Section 3.29 of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains accounts of any nature, the account numbers of all such accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

3.30                           Books and Records.  The Company has provided or made available to Parent complete and correct copies of (a) all documents identified on the Company Disclosure Letter, (b) the certificate of incorporation, bylaws and any other constituent documents of the Company and each of its Subsidiaries, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the Company and (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries. The minute books of the Company contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.

3.31                           Brokers.  Except for Foros Securities LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.32                           Proxy Statement and Other Required Company Filings.

(a)                                  The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the Merger (each, a “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.  The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.  None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their respective directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings.

(b)                                 The information supplied by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Parent Filings will not, at the time the applicable Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1                                 Organization; Good Standing.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Parent to perform its covenants and obligations under this Agreement.  Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Merger Sub to perform its covenants and obligations under this Agreement.  Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws, as amended to date, of Parent and Merger Sub.  Neither Parent nor Merger Sub is in material violation of their respective certificates of incorporation or bylaws, except for such violations that would not reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Parent or Merger Sub to perform their respective covenants and obligations under this Agreement.

4.2                                 Corporate Power; Enforceability.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Merger.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder or the consummation of the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3                                 Non-Contravention.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this hereunder and the consummation of the Merger do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, (b) violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any permit or any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or liens which would not, individually or in the aggregate, prevent or materially delay or impede the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.4                                 Requisite Governmental Approvals.  No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations under this Agreement or the consummation of the Merger, except (a) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay or impede the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.5                                 Legal Proceedings; Orders.

(a)                                  There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay or impede the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b)                                 Neither Parent nor Merger Sub is subject to any legal order that would prevent or materially delay or impede the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.6                                 Proxy Statement; Other Required Company Filings.  The information supplied by Parent, Merger Sub or any of their respective directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The information supplied by Parent, Merger Sub or any of their respective directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7                                 Ownership of Company Capital Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).  Neither Parent nor Merger Sub own any shares of Company Common Stock.

4.8                                 Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.9                                 Operations of Merger Sub.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.10                           Available Funds.  Parent currently has, and Parent and Merger Sub will have as of the Effective Time, sufficient cash for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Per Share Price and the consideration in respect of the Company Stock-Based Awards and Company Options, and to pay all related fees and expenses.  Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated by this Agreement.

4.11                           Stockholder and Management Arrangements.  Except as expressly authorized by the Company, neither Parent or Merger Sub, or any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.12                           Antitrust Proceeding.  Other than completion of the filings required under applicable Antitrust Laws contemplated by this Agreement, there is no pending, and to the knowledge of Parent, threatened proceeding, investigation or other impediment under any Antitrust Law that would be reasonably likely to prevent (a) Parent and Merger Sub from entering into this Agreement or (b) the consummation of the Merger and the other transactions contemplated by, and on the terms set forth in, this Agreement.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

5.1                                 Affirmative Obligations.

(a)                                  Except (x) as contemplated or permitted by this Agreement, (y) as set forth in Section 5.1 of the Company Disclosure Letter or (z) as approved in writing by Parent (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and the Company shall cause each of its Subsidiaries to, (i) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with past practice, (ii) use commercially reasonable efforts to (A) preserve substantially intact its business organizations and material assets, (B) keep available the services of its current senior executive officers and key employees who are integral to the operations of their business as currently conducted and (C) preserve the current relationships with Persons with which the Company or any of its Subsidiaries has significant business relations, (iii) pay all of its Taxes prior to delinquency, except such Taxes which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP, (iv) use commercially reasonable efforts consistent with past practice to collect accounts receivable when due and (v) sell Company products and services consistent with past practices as to license, service and maintenance terms, incentive programs and in accordance with GAAP requirements as to revenue recognition.

(b)                                 The Company shall promptly notify Parent of any material change, occurrence or event not in the ordinary course of its or any of its Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations under this Agreement.

5.2                                 Forbearance Covenants.  Except (x) as contemplated or permitted by this Agreement, (y) as set forth in Section 5.2 of the Company Disclosure Letter or (z) as approved in writing by Parent (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1 also):

(a)                                  amend its certificate of incorporation or bylaws or comparable organizational documents;

(b)                                 propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(c)                                  issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to Company Options outstanding prior to the date hereof;

(d)                                 directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities (other than repurchases of Company Securities (i) pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement or subsequently granted pursuant to Section 5.2(c)(ii) above or (ii) at or below the Per Share Price pursuant to the Company’s repurchase program and 10b5-1 plans as described in the Current Report on Form 8-K filed with the SEC on February 19, 2010);

(e)                                  (i) split, combine or reclassify any shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries;

(f)                                    (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) trade payables incurred in the ordinary course of business and consistent with past practice, (B) short-term debt incurred to fund operations of the business in the ordinary course of business and consistent with past practice, (C) debt incurred in the ordinary course of business and consistent with past practice under lines of credit or other credit facilities in effect on the date hereof and (D) loans or advances to, from or between direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person (other than any direct or indirect wholly-owned Subsidiary of the Company), except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (iv) mortgage, grant a security interest in or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens);

(g)                                 (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner (other than any employment agreements or offer letters that can be terminated at will without material liability to the Company and employment contracts entered into with non-U.S. employees on standard Company forms (complete and correct copies of which have been provided to Parent)), except in any such case as may be required by applicable Law or the terms of the applicable Employee Plan, or (ii) increase the compensation of any director or officer, pay any special bonus or special remuneration to any director or officer or pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in any such case as may be required by applicable Law or the terms of the applicable Employee Plan;

(h)                                 commence any material Legal Proceeding or settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceeding that is (i) reserved against in the Company Balance Sheet in an amount not less than the total costs to the Company and its Subsidiaries of the settlement, or (ii) the settlement of which involves an aggregate expense to the Company and its Subsidiaries of less than $250,000;

(i)                                     except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(j)                                     (i) file any amended Tax Return to the extent such amendment could negatively affect in a material manner the consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports, (ii) make or change any material Tax election, (iii) settle or compromise any material federal, state, local or foreign income Tax liability or (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(k)                                  acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(l)                                     sell, encumber, covenant not to assert or license any Company Intellectual Property or any assets or properties of the Company or any of its Subsidiaries, except in the ordinary course of business and consistent with past practice;

(m)                               make any capital expenditures in excess of $250,000, except as budgeted on the Company’s current plan set forth on Section 5.2(m) of the Company Disclosure Letter;

(n)                                 enter into any Contract or amendment that would be a Material Contract, other than sales or non-exclusive licenses of Company Products or services entered into in the ordinary course consistent with past practice, or amend, modify, waive any rights under or consent to the termination of any Material Contract;

(o)                                 enter into any Lease, except for a renewal of an existing Lease in the ordinary course of business consistent with past practice;

(p)                                 enter into any new line of business; or

(q)                                 enter into, or agree to enter into, a Contract to take any of the actions prohibited by this Section 5.2.

The parties hereto acknowledge and hereby agree that the restrictions set forth in this Section 5.2 are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.3                                 No Solicitation.

(a)                                  Promptly following the execution and delivery of this Agreement, the Company shall cease any existing discussions or negotiations with any Person that would otherwise be prohibited by this Section 5.3(a).  Subject to the terms of Section 5.3(b), during the period commencing with the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective controlled Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal or (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction.

(b)                                 Notwithstanding anything to contrary set forth in this Section 5.3 or elsewhere in this Agreement, at all times during the period commencing as of the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Company’s receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through one or more Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its

Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person (and/or such Persons’ Affiliates, directors, officers, employees, consultants, agents, representatives and advisors) that has made or delivered to the Company a written Acquisition Proposal that was not received in breach of Section 5.3(a), provided that (i) the Company Board shall have determined in good faith (after reasonable consultation with an independent financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal prior to the Effective Time and (ii) the Company Board shall have determined in good faith (after reasonable consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable Law.

(c)                                  The Company shall promptly notify Parent if any director or executive officer of the Company becomes aware of any receipt by the Company of any Acquisition Proposal, the identity of the Person or group of Persons involved and the material terms and conditions of such Acquisition Proposal, and shall forward to Parent a copy of any written Acquisition Proposal promptly upon receipt.  The Company shall keep Parent informed on a reasonably current basis with respect to the status, terms, discussions and negotiations with respect to such Acquisition Proposal and shall furnish to Parent any non-public information relating to the Company or any of its Subsidiaries that it furnishes to such Person or group of Persons to the extent such information has not been previously furnished to Parent.  The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 5.3.

ARTICLE VI

ADDITIONAL COVENANTS

6.1                                 Required Action and Forbearance.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and (subject to the Company’s rights under Section 6.3, Section 6.4 and Section 6.5) the Company, on the other hand, shall use its reasonable best efforts to take (or cause to be taken) all actions, and do (or cause to be done), and assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including using their respective reasonable best efforts to:

(i)                                     cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii)                                  obtain all actions or nonactions, consents, waivers, approvals, orders and authorizations from Governmental Authorities, give all notices to Governmental Authorities and make all registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Merger; provided, however, that no such action, nonaction, consent, waiver, approval, order or authorization shall contain any condition, provision, liability or term that would, individually or in the aggregate, reasonably be expected to (A) materially and adversely impact the business, assets, liabilities, properties, financial condition, operations or prospects of Parent, the Company or any Subsidiary of the Company, (B) materially impair any of the material expected benefits to Parent of the Merger, (C) materially impair any of Parent’s material rights of ownership of the Company or any of its Subsidiaries or (D) impose any materially adverse term, condition or requirement on Parent, the Company or any Subsidiary of the Company; and

(iii)                               obtain all consents, waivers and approvals under any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits under such Material Contracts as of the consummation of the Merger.

(b)                                 In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action where such action or the failure to take such action, intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the parties hereby agree and acknowledge that neither the provisions of this Article VI nor the “reasonable best” efforts standard nor any other provisions in this Agreement shall require Parent or any of its Affiliates, before or after Closing, to (i) divest of or hold separate any properties, assets, operations or management rights of Parent or any of its Affiliates or (ii) divest or hold separate any properties, assets, operations, licenses, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries that are material to the Company or any of its Subsidiaries.

6.2                                 Antitrust Filings.

(a)                                  Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within five (5) calendar days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that are required by the other applicable Antitrust Laws in connection with the Merger at times mutually reasonably agreed to by Parent and the Company.  Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws and (iv) take all action reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Laws applicable to the Merger as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Merger as soon as practicable, and to avoid any impediment to the consummation of the Merger under any Antitrust Laws.

(b)                                 Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with such filings.  If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws applicable to the Merger with respect to which any such filings have been made, then such party shall make (or cause to be made), as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (A) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (B) give each other an opportunity to participate in each of such meetings, (C) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (D) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (E) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger and (F) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger.  Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

6.3                                 Proxy Statement and Other Required SEC Filings.

(a)                                  As soon as practicable following the date hereof (and in no event more than 30 days after the date hereof), the Company shall prepare and file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting, provided that the Company shall provide Parent a reasonable opportunity to review and comment thereon and the Company shall make such revisions as reasonably requested by the Parent.  If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing.  The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq.  Parent and Merger Sub shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy

Statement any Other Required Company Filing.  If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Sub, or any of their respective directors, officers or other Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or any Other Required Company Filing, as the case may be, so that the Proxy Statement or any Other Required Company Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders.

(b)                                 At the earliest practicable time (and in any event within five Business Days) following the date (the “SEC Clearance Date”) of (i) confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement or any Other Required Company Filing or (ii) the expiration of the ten-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement with the SEC and cause the definitive Proxy Statement to be disseminated to the Company Stockholders.

(c)                                  Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 6.5(a), (i) the Company and its Affiliates shall not file with the SEC the Proxy Statement or any Other Required Company Filing or any amendment or supplement thereto, and (ii) the Company and its Affiliates shall not correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement or any Other Required Company Filing in any such case referenced in the preceding clause (i) or (ii) without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon or participate therein.

(d)                                 Unless the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 6.5(a), the Company shall advise Parent and Merger Sub, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement or any Other Required Company Filing, any receipt of comments from the SEC or its staff on the Proxy Statement or any Other Required Company Filing or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e)                                  Unless this Agreement is earlier terminated pursuant to Article VIII or the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 6.5(a), the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

6.4                                 Company Stockholder Meeting.

(a)                                  The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (or any adjournment or postponement thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date hereof for the purpose of voting to approve the Merger in accordance with the DGCL (and in any event, subject to the immediately following proviso, no later than 45 calendar days immediately following the SEC Clearance Date); provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC or its staff or (iii) the Company Board shall have determined in good faith (after reasonable consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change), or (B) provide for additional time to solicit proxies from Company Stockholders..

(b)                                 Notwithstanding any commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal) or any withdrawal, amendment or modification of the Company Board Recommendation, unless this Agreement is earlier terminated pursuant to Article VIII or the Company Board shall have effected a Company Board Recommendation Change pursuant to the terms of Section 6.5(a), the Company shall solicit from the Company Stockholders proxies in favor of the approval of the Merger in accordance with Delaware Law, submit the Merger for approval of the Company Stockholders at the Company Stockholder Meeting and use its reasonable best efforts to secure the Requisite Stockholder Vote at the Company Stockholder Meeting.  The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last ten Business Days prior to the date of the Company Stockholders Meeting as to the aggregate tally of the proxies received by the Company with respect to the Requisite Stockholder Vote.  Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedure matters) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders Meeting, and the Company shall not submit to the vote of the Company Stockholders any Acquisition Proposal (whether or not a Superior Proposal).  Notwithstanding any Company Board Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with Article VII, this Agreement shall be submitted to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Vote.

6.5                                 Company Board Recommendation.

(a)                                  Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold,

withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (iii) after the receipt of any Acquisition Proposal, fail to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent so requests in writing or (iv) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (i) through (iv) a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.  Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of Section 6.1), at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change if the Company Board shall have determined in good faith (after reasonable consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be a breach of its fiduciary duties under applicable Law.  The Company shall provide Parent and Merger Sub with prompt written notice of any Company Board Recommendation Change.

(b)                                 Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the Company Stockholders that the Company Board shall have determined in good faith (after reasonable consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties under applicable Law; provided, however, that, in either such case, any such statement(s) or disclosures made by the Company Board shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII.

6.6                                 Public Statements.  Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the Merger without the prior written consent of the other party(ies) (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party(ies) hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.6 shall not apply to any release or announcement made or proposed to be made by the Company in connection with an Acquisition Proposal or an Acquisition Transaction, or otherwise pursuant to Section 6.5.

6.7                                 Anti-Takeover Laws.  In the event that any state anti-takeover or other similar Law or order is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law or order on this Agreement and the transactions contemplated hereby.

6.8                                 Access.  At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company (including true and complete copies of the Company’s and each of its Subsidiaries’ internal financial statements, Tax Returns, Tax elections and all other records relating to Taxes) ; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law (including any Laws relating to security clearances) requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract or (d) such documents or information relate directly or indirectly to any Acquisition Proposals that the Company or any of its Representatives may have received from any Person or any discussions or negotiations that the Company or any of its Representatives is having, consistent with the terms of this Agreement, with respect to any Acquisition Proposal or any other proposals that could lead to an Acquisition Proposal, if, any such case of (a) through (d), the Company informs Parent of the reason for such restriction or prohibition; and provided further, that nothing in this Section 6.8 or elsewhere in this Agreement shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information.  Any investigation conducted pursuant to the access contemplated by this Section 6.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries.  Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.  The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8.

6.9                                 Section 16(b) Exemption.  The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including Company Stock-Based Awards and derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10                        Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a)                                 From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects (i) the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”) and (ii) any indemnification, exculpation or advance of expenses provision under the certificate of incorporation and bylaws (or comparable organizational documents) of the Company and its Subsidiaries as in effect as of the date of this Agreement.

(b)                                 Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 6.10(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.  In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification.  In the event of any such claim, proceeding, investigation or inquiry, (i) Parent shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent shall be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) Parent shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not Parent shall elect to control the defense of any such claim, proceeding, investigation or inquiry (provided that notwithstanding anything to the contrary in this Section 6.10 or elsewhere in this Agreement, the Surviving Corporation (and Parent) shall not be obligated to pay for the fees and expenses of more than one counsel (selected by a majority of the applicable Indemnified Persons for any Indemnified Persons in any jurisdiction with respect to a single claim, proceeding, investigation or inquiry) except to the extent that two or more of such Indemnified Persons have an actual material conflict of interest in such claim, proceeding, investigation or inquiry) and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding anything to the contrary set forth in this Section 6.10(b) or elsewhere in this Agreement, neither Parent nor any of its Affiliates shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)                                  During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying their obligations under this Section 6.10(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year as set forth in Section 6.10(c) of the Company Disclosure Letter (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.  Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance.  In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d)                                 If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 6.10.

(e)                                  The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives).  Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto.  The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f)                                   The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 6.10 shall be joint and several.

(g)                                  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

6.11                        Employee Matters.

(a)                                 Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b)                                 From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Effective Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating any such Benefit Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law.

(c)                                  The Surviving Corporation or one of its Subsidiaries shall (and Parent shall cause the Surviving Corporation or one of its Subsidiaries to), offer employment by the Surviving Corporation or one of its Subsidiaries to all employees of the Company and its Subsidiaries as of the Effective Time by taking such actions as required under applicable Law, including by offering to enter into an offer letter and/or related agreement (or similar document as appropriate) with such employees.  For a period of one year following the Effective Time and for so long as such Continuing Employee continues to be employed by the Surviving Corporation or one of its Affiliates during such period, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans” but excluding equity based benefits and individual employment agreements) at benefit levels that, taken as a whole, are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to similarly situated employees of Parent (“Parent Plans”).

(d)                                 To the extent that a Company Plan or Parent Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use its commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits.  In addition, and without limiting the generality of the foregoing, for purposes of the employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) that provide medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall use its commercially reasonable efforts to (i) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, (ii) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan and (iii) credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan.  Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(e)                                  Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.

6.12                        Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.13                        Notification of Certain Matters.

(a)                                 At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt written notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become materially untrue or inaccurate, or of any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.13(a).

(b)                                 At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt written notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become materially untrue or inaccurate, or of any material failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14                        Tax Returns.  The Company shall file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company or its Subsidiaries on or before the Closing Date consistent with the positions taken, elections made and methods used by the Company in preparing Tax Returns filed in prior periods and the Company shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  The Company shall permit the Parent to review each income Tax Return that covers a pre-Closing Date Tax period.  Parent shall have thirty days to review and comment on each such Tax Return and the Company shall make such revisions as reasonably requested by the Parent.

6.15                        Further Assurances.  Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.5(a), each party, at the reasonable request of another party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary for effecting the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1                               Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a)                                 Requisite Stockholder Approval.  The Company shall have received the Requisite Stockholder Approval.

(b)                                 Antitrust Approvals.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.  Any other approval or waiting period under any other Antitrust Law applicable to the Merger set forth in Section 7.1(b) of the Company Disclosure Letter shall have been obtained or terminated or shall have expired.

(c)                                  No Prohibitive Laws or Injunctions.  No Governmental Authority of competent jurisdiction in the United States or in any of the jurisdictions identified in Section 7.1(b) of the Company Disclosure Letter shall have (i) enacted a Law or issued an order that is in effect and renders the Merger illegal or (ii) formally issued or threatened an injunction that is in effect and prohibits the Merger.

7.2                               Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)                                 Representations and Warranties.  (i) The Fundamental Representations of the Company set forth in this Agreement shall be true and correct in all respects, except in the case of the representations and warranties of the Company set forth in Section 3.7, which shall be true and correct and all material respects, in each case, on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period) and (ii) the Non-Fundamental Representations of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), except for any failure of any Non-Fundamental Representation to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.2(a), all “Company Material Adverse Effect” qualifications set forth in such representations and warranties (other than Section 3.12(a)) shall be disregarded.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement prior to the Effective Time.

(c)                                  Net Cash.  The Company Available Net Cash shall not be less than $68 million.  The Company shall have provided to Parent by the date two Business Days prior to the Closing a certificate signed on behalf of the Company by its chief executive officer or chief financial officer setting forth the Company Available Net Cash.

(d)                                 Officer’s Certificate.  Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by its chief executive officer or chief financial officer, certifying that, to the knowledge of such officer, the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)                                  Company Material Adverse Effect.  No Company Material Adverse Effect shall have arisen or occurred following the execution, delivery and effectiveness of this Agreement that is continuing.

(f)                                   Company SEC Reports.  The Company shall have filed all Company SEC Reports containing financial statements required to be filed with the SEC prior to the Effective Time

7.3                               Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and

Merger Sub set forth in this Agreement for purposes of this Section 7.3(a), all “Company Material Adverse Effect” and all other “material” qualifications set forth in such representations and warranties shall be disregarded.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by it under this Agreement prior to the Effective Time.

(c)                                  Officer’s Certificate.  The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1                               Termination.  This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)                                 at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), by mutual written agreement of Parent and the Company;

(b)                                 by either Parent or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that any Governmental Authority of competent jurisdiction shall have (i) enacted a Law that is in effect at the time of such termination and renders the Merger illegal at the time of such termination, or (ii) formally issued a permanent, final and non-appealable injunction that prohibits the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if such termination right shall have resulted from the failure of such party (or any Affiliate of such party) to perform any covenant or obligation in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(c)                                  by either Parent or the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that the Effective Time shall not have occurred by 5:00 p.m. (Pacific time) on the five month anniversary of the date hereof (such date and time being referred to herein as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose actions or omissions have been the cause of, or resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date or (ii) the failure of the Effective Time to have occurred prior to the Termination Date if such action or omission constituted the failure of such party (or any Affiliate of such party) to perform any covenant or obligation in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d)                                 by either Parent or the Company, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Stockholder Vote at the meeting of Company Stockholders at which a vote is taken on the Merger;

(e)                                  by Parent, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that (i) neither Parent nor Merger Sub is then in material breach of any of their respective representations, warranties, covenants or obligations contained in this Agreement, (ii)(A) the representations and warranties of the Company contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.2(a) is not capable of being satisfied by the Termination Date, (B) the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) is not capable of being satisfied by the Termination Date or (C) any of the conditions set forth in Section 7.2(c), Section 7.2(e) or Section 7.2(f) have become not capable of being satisfied by the Termination Date and (iii) if any such breach is capable of being cured, the Company shall have failed to cure such breach within twenty (20) Business Days after the Company has received written notice of such breach from Parent (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) in respect of the breach set forth in any such written notice (A) at any time during such twenty (20) Business Day period, and (B) at any time after such twenty (20) Business Day period if the Company shall have cured such breach during such twenty (20) Business Day period);

(f)                                   by Parent, in the event that (i) at any time prior to receipt of the Requisite Stockholder Approval, the Company Board shall have effected a Company Board Recommendation Change or (ii) a tender or exchange offer for Company Common Stock that would, if consummated in accordance with its terms, constitute a Competing Acquisition Transaction (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer;

(g)                                  by the Company, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Stockholder Approval), in the event that (i) the Company is not then in material breach of any of its representations, warranties, covenants or obligations contained in this Agreement, (ii) the representations and warranties of Parent and/or Merger Sub contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.3(a) is not capable of being satisfied by the Termination Date, or the covenants or obligations of Parent and/or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) is not capable of being satisfied by the Termination Date and (iii) if any such breach is capable of being cured, Parent and/or Merger Sub shall have failed to cure such breach within twenty (20) Business Days after Parent and Merger Sub have received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this

Section 8.1(g) in respect of the breach set forth in any such written notice (A) at any time during such twenty (20) Business Day period, and (B) at any time after such twenty (20) Business Day period if Parent and/or Merger Sub shall have cured such breach during such twenty (20) Business Day period); or

(h)                                 by the Company, at any time prior to receiving the Requisite Stockholder Approval, in the event that: (i) the Company shall have received a Superior Proposal; (ii) the Company Board shall have determined in good faith (after reasonable consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties under applicable Law; (iii) the Company has notified Parent in writing that it intends to enter into a definitive agreement relating to such Superior Proposal, attaching the current version of such agreement (a “Superior Proposal Notice”) (it being understood that the Superior Proposal Notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iv) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to Parent of such Superior Proposal Notice; (v) if Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3) Business Day period, the Company Board shall have determined in good faith, after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal; and (vi) concurrently with the termination of this Agreement, the Company pays Parent the Company Termination Fee contemplated by Section 8.3(b)(iv) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal.

The party hereto terminating this Agreement pursuant to this Section 8.1 shall deliver prompt written notice thereof to the other party(ies) hereto setting forth in reasonable detail the provision of this Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination under such provision.

8.2                               Notice of Termination; Effect of Termination.  Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.6, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) nothing in this Agreement shall relieve any party or parties hereto, as applicable, from liability for any knowing and intentional breach of, or fraud in connection with, this Agreement.  In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3           Fees and Expenses.

(a)           General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b)           Company Payments.

(i)            In the event this Agreement is validly terminated pursuant to Section 8.1(d), the Company shall pay to Parent an amount in cash equal to $1.25 million, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent.

(ii)           In the event that (A) this Agreement is validly terminated pursuant to Section 8.1(d), (B) at the time of such termination, the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date, (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(d), a Competing Acquisition Transaction shall have been publicly announced and not withdrawn or otherwise abandoned, and (D) within one year following the termination of this Agreement pursuant to Section 8.1(d), either the Competing Acquisition Transaction referenced in the immediately preceding clause (C) is consummated or the Company enters into a definitive agreement providing for the Competing Acquisition Transaction referenced in the immediately preceding clause (C) and such Competing Acquisition Transaction is subsequently consummated, then the Company shall pay to Parent the Company Termination Fee less any amount paid to Parent in accordance with Section 8.3(b)(i), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days after the Company receives written demand for payment from Parent.

(iii)          In the event that this Agreement is validly terminated pursuant to Section 8.1(f), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent.

(iv)          In the event that this Agreement is validly terminated pursuant to Section 8.1(h), the Company shall pay to Parent the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(v)           In the event this Agreement is validly terminated pursuant to Section 8.1(e), the Company shall pay to Parent an amount in cash equal to $1.25 million, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after the Company receives a written demand for payment from Parent.

(c)           Single Payment Only.  The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether nor not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)           Liquidated Damages.  In the event that Parent shall receive the Company Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(e)           Enforcement.  The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not have entered into this Agreement.  If the Company fails to pay as directed in writing by Parent any amounts due to Parent pursuant to this Section 8.3 within the time periods specified in this Section 8.3, then the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at a rate per annum equal to 2% plus the prime lending rate, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date of actual payment.

8.4           Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval.

8.5           Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, however, that in the event that the Company has received the Requisite Stockholder Approval, no waiver shall be made to this Agreement that requires the approval of such Company Stockholders under the DGCL without such approval.  Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1           Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)           if to Parent or Merger Sub, to:

HID Global Corporation

c/o ASSA ABLOY, Inc.

15370 Barranca Parkway

Irvine CA 92618

Attention:  Will West, Senior Vice President and CFO

Telecopy No.:  949-732-2110

with a copy (which shall not constitute notice) to:

Wiggin and Dana LLP

One Century Tower

265 Church Street

New Haven, Connecticut  06510-7001

Attention:  Terence Jones

Telecopy No.:  (203) 782-2889

(b)           if to the Company (prior to the Effective Time), to:

ActivIdentity Corporation

6623 Dumbarton Circle

Fremont, California 94555

Attention: Jacques Kerrest, Chief Financial Officer

Telecopy No.: (510) 574-0101

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention:  Douglas H. Collom

Telecopy No.:  (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California  94105

Attention:  Robert T. Ishii

Telecopy No.:  (415) 947-2099

9.3           Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent and Merger Sub may assign any of their rights and obligations hereunder, in whole or in part, to any of their respective Affiliates without obtaining the consent of the Company; provided, further, that any such assignment shall not relieve Parent or Merger Sub of their respective obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4           Confidentiality.  Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of August 11, 2010 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

9.5           Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF

THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.6           Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.10, (b) prior to the Effective Time, for the right of holders of shares of the Company Common Stock to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to Company Stockholders) and other relief (including equitable relief) for any breach of this Agreement by Parent or Merger Sub, whether or not this Agreement has been validly terminated pursuant to Article VIII, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration set forth in Article II.  The rights granted pursuant to clause (b) of this Section 9.6 shall only be enforceable on behalf of Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in such claims shall attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

9.7           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8           Remedies.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(b)           The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.  Parent and Merger Sub hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under this Agreement.

9.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10         Consent to Jurisdiction.  Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 9.10 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11         WAIVER OF JURY TRIAL.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY

ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

9.12         Company Disclosure Letter References.  The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each of the counterparts have been signed by the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or PDF by electronic transmission shall be effective delivery of a manually executed counterpart to this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ASSA ABLOY INC.

By:	/s/ Jeffrey A. Mereschuk
Name:	Jeffrey A. Mereschuk
Title:	Ex. V.P. – CFO

FITACQUISITION, INC.

By:	/s/ Denis Hébert
Name:	Denis Hébert
Title:	Secretary

ACTIVIDENTITY CORPORATION

By:	/s/ Grant Evans
Name:	Grant Evans
Title:	Chief Executive Officer and President

[AGREEMENT AND PLAN OF MERGER]

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